Exhibit 10.2

Certain portions of this agreement, for which confidential treatment has been requested,

have been omitted and filed separately with the Securities and Exchange Commission.

Sections of the agreement where portions have been omitted have been identified in the text.

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (“Fourth Amendment”) is entered into as of September 17, 2013 (the “Fourth Amendment Effective Date”), by and between PPF OFF ONE MARITIME PLAZA, LP, a Delaware limited partnership (“Landlord”) and DEL MONTE CORPORATION, a Delaware corporation (“Tenant”) with reference to the following facts:

A.	Landlord and Tenant are parties to that certain Office Lease Agreement dated as of October 27, 2009 (the “Original Lease”), as amended by that certain First Amendment dated as of January 21, 2011 (the “First Amendment”), by that certain Second Amendment to Office Lease dated as of February 1, 2011 (the “Second Amendment”) and by that certain Third Amendment to Lease dated as of June 26, 2013 (the “Third Amendment”) (the Original Lease, as so amended, being referred to herein as the “Lease”), pursuant to which Landlord leases to Tenant certain space containing 152,917 rentable square feet (the “Premises”) on the second (2nd), third (3rd) fourth (4th), sixth (6th), seventh (7th), twenty-fourth (24th) and twenty-fifth (25th) floors of the building located at One Maritime Plaza, San Francisco, California (the “Building”)

B.	Landlord and Tenant agree that additional space containing approximately 6,323 rentable square feet in the building located at Nine Maritime Plaza (“Nine Maritime”, which is adjacent to the Building and part of the same complex in which the Building is located), shown on Exhibit A hereto (the “Expansion Space”) shall be added to the Premises, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Expansion. Effective as of the date (the “Expansion Date”) that is the earlier to occur of (a) February 15, 2014 (the “Target Expansion Date”) and (b) the date upon which Tenant first occupies the Expansion Space for the purpose of conducting Tenant’s business operations therein (the “Expansion Date”), the Premises, as defined in the Lease, is increased by the addition of the Expansion Space, and from and after the Expansion Date, the Current Premises and the Expansion Space, collectively, containing 159,240 rentable square feet of space, shall be deemed the “Premises” for all purposes under the Lease. Landlord will deliver possession of the Expansion Space to Tenant for the purpose of allowing Tenant to construct Tenant Improvements (defined in the Work Agreement attached hereto as Exhibit C (the “Work Agreement”) therein within three (3) Business Days following the mutual execution and delivery of this Fourth Amendment (the “Target Delivery Date”). The term for the Expansion Space (the “Expansion Space Term”) shall commence on the Expansion Date and end on the Expiration Date (i.e., March 31, 2021). The Expansion Date shall be delayed to the extent that Landlord fails to achieve Delivery on the Target Delivery Date for any reason, including, but not limited to, the holding over by the current occupant of the Expansion Space. Any such delay in the Expansion Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. Promptly following the Expansion Date, Landlord and Tenant shall enter into a letter agreement in the form attached hereto as Exhibit B (the “Expansion Confirmation Letter”), confirming the Expansion Date.

2. Base Rent.

(a) Generally. In addition to Tenant’s obligation to pay Base Rent for the Current Premises, during the Expansion Space Term, Tenant shall pay Landlord Base Rent for the Expansion Space as follows:

Months of Expansion Space Term	Annual Rate Per Rentable Square Foot			Monthly Base Rent
1 - 12*	$	[***]	*	$	[***]	***
13 - 24	$	[***]	*	$	[***]	*
25 - 36	$	[***]	*	$	[***]	*
37 - 48	$	[***]	*	$	[***]	*
49 - 60	$	[***]	*	$	[***]	*
61 - 72	$	[***]	*	$	[***]	*
73 - 84	$	[***]	*	$	[***]	*
85 - Expiration Date	$	[***]	*	$	[***]	*

*	If the Expansion Date is other than the first (1st) day of a calendar month, then, for the purposes of the chart above, “Month 1” shall mean the remainder of the calendar month in which the Expansion Date occurs and the next-succeeding full calendar month.
**	Subject to abatement pursuant to Section 2(b) below.

(b) Abatement. So long as Tenant is not in Monetary Default under the Lease (as amended hereby), Tenant shall be entitled to an abatement of Base Rent payable for the Expansion Space only for the [***]* months of the Expansion Space Term (the “Expansion Abatement Period”). The total amount of Base Rent abated during the Expansion Abatement Period in the amount of $[***]* is referred to herein as the “Expansion Abated Rent”. If Tenant is in Monetary Default at any time during the Expansion Space Term, and such Monetary Default occurs prior to the expiration of the Expansion Abatement Period, there will be no further abatement of Base Rent pursuant to the provisions of this Section 2(b) during the remainder of the Expansion Abatement Period unless and until such Monetary Default is cured; upon any cure of such Monetary Default by Tenant, any remaining scheduled abatement of Base Rent pursuant to the provisions of this Section 2(b) will take place as scheduled, and any abatement of Base Rent which ceased or did not occur as a result of a pendency of such Monetary Default will commence upon the date that is thirty (30) days following Tenant’s cure of such Monetary Default.

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

3. Operating Expenses, Taxes and Insurance Expenses. Commencing on January 1, 2015 and thereafter during the remainder of the Expansion Space Term, Tenant will pay Tenant’s Share of Operating Expenses, Taxes and Insurance Expenses for the Expansion Space in excess of the amount of the Base Year Expense Amount, the Base Year Tax Amount or the Base Year Insurance Amount, as applicable. With respect to the Expansion Space, the foregoing capitalized terms are defined as follows:

(a) Tenant’s Share. Tenant’s Share for the Expansion Space only shall be 47.12% (i.e., 6,323/13,418);

(b) Base Year. The Operating Expense Base Year, the Tax Base Year and the Insurance Expense Base Year for the Expansion Space only shall be the calendar year 2014, and the Base Year Expense Amount, the Base Year Tax Amount and the Base Year Insurance Amount shall be the amount of such expenses during such Base Year;

(c) Operating Expenses, Taxes and Insurance Expenses. The terms “Operating Expenses”, “Taxes” and “Insurance Expenses” shall, for the purpose of application to Expansion Space, have the same meanings as are given such terms in the Lease, provided that, in each case, references to the “Building” in the applicable definition shall mean references to Nine Maritime. For example, Operating Expenses shall mean the expenses actually paid by Landlord for operating, servicing, managing, maintaining and repairing the Property, Nine Maritime and all related Common Areas, subject to the qualifications and exclusions set forth in Section 5(b) of the Lease, with all references therein to “Building” being deemed references to Nine Maritime.

4. Improvements to Expansion Space.

(a) Condition of Expansion Space. Tenant has inspected the Expansion Space and, except as may be expressly provided otherwise in this Fourth Amendment (including the Work Agreement), agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to (i) perform any alterations, additions, repairs or improvements, (ii) fund or otherwise pay for any alterations, additions, repairs or improvements to the Expansion Space, or (iii) grant Tenant any free rent, concessions, credits or contributions of money with respect to the Expansion Space. Provided, however, that, subject to the final sentence of this Section 4(a), Landlord represents to Tenant that as of the Expansion Date (i) all base building systems (i.e., HVAC, plumbing and electrical) generally serving Nine Maritime, as opposed to building systems which exclusively serve the Premises, shall be in good working order and in a sufficient capacity to service the Expansion Space for occupancy by Tenant for office purposes at normal density levels and (ii) the Expansion Space shall be delivered to Tenant in broom clean condition, except as otherwise specifically provided in the Work Agreement. Notwithstanding the foregoing, Tenant acknowledges that, as of Landlord’s delivery of the Expansion Space to Tenant, Landlord may be in the process of performing certain upgrades to the base building HVAC system serving Nine Maritime; in such event, Landlord agrees that such base building HVAC system upgrades will be completed on or before the date of completion of Tenant’s Tenant Improvements within the Expansion Space.

(b) Responsibility for Improvements to Expansion Space. Tenant may construct Tenant Improvements in the Expansion Space in accordance with the Work Agreement and Tenant shall be entitled to an Allowance in connection with such work as more fully described in the Work Agreement.

5. Alterations and Improvements/Liens. For the purpose of application to the Expansion Space only, the provisions of Section 18(a) of the Lease defining Permitted Alterations shall deemed revised to reduce the reference therein to “$[***]* per floor for any project or series or related projects” to “$[***]* for any project or series of related projects”.

6. Disability Access Notice Requirements. In accordance with Chapter 38 of the San Francisco Administrative Code, the Disability Access Obligations Notice attached hereto as Exhibit C (the “Access Notice”) is incorporated herein by this reference. Execution of this Fourth Amendment by the parties hereto shall be deemed to constitute and represent the parties’ acknowledgement and execution of the Access Notice, notwithstanding that such Access Notice may not be separately executed. Article 10 of the Original Lease sets forth the parties’ respective obligations regarding the performance of and payment for disability access improvements. Further, each party shall use reasonable efforts to notify the other of alterations the notifying party may make to or affecting the Expansion Space or Nine Maritime that might impact accessibility under federal and state disability access laws. Such notification regarding alterations shall in no event be construed to limit Tenant’s obligations or to expand Tenant’s rights under the Lease (including, without limitation, Article 18 of the Original Lease), and, without limiting the generality of the foregoing, in no event shall such notification be deemed to constitute any notice required to be given by Tenant to Landlord under any other provision of the Lease.

7. Miscellaneous.

(a) This Fourth Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Fourth Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

(b) Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

(c) In the case of any inconsistency between the provisions of the Lease and this Fourth Amendment, the provisions of this Fourth Amendment shall govern and control.

(d) Submission of this Fourth Amendment by Landlord is not an offer to enter into this Fourth Amendment. Landlord shall not be bound by this Fourth Amendment until Landlord has executed and delivered the same to Tenant.

(e) The capitalized terms used in this Fourth Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Fourth Amendment.

(f) Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Fourth Amendment, other than The CAC Group (“Tenant’s Broker”). Tenant agrees to defend, indemnify and hold Landlord harmless from all claims of any brokers, other than Tenant’s Broker, claiming to have represented Tenant in connection with this Fourth Amendment.

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Landlord hereby represents, to Tenant that Landlord has dealt with no broker in connection with this Fourth Amendment, other than CBRE, Inc. Landlord agrees to defend, indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this Fourth Amendment.

(g) Each signatory of this Fourth Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

(h) Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times through and including the Termination Date (including any extension thereof), remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(i) The Expansion Space has not undergone an inspection by a Certified Access Specialist (CASp). This notice is given pursuant to California Civil Code Section 1938.

(j) This Fourth Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Fourth Amendment may be executed in so-called “pdf’ format and each party has the right to rely upon a pdf counterpart of this Fourth Amendment signed by the other party to the same extent as if such party had received an original counterpart.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Fourth Amendment as of the Fourth Amendment Effective Date.

LANDLORD:

PPF OFF ONE MARITIME PLAZA, LP, a Delaware limited partnership

By:	PPF OFF GP, LLC, a Delaware limited liability company, its General Partner

	By:	PPF OFF, LLC, a Delaware limited liability company, its Member

		By:	PPF OP, LP, a Delaware limited partnership, its Member

			By:	PPF OPGP, LLC, a Delaware limited liability company, its General Partner

				By:	Prime Property Fund, LLC, a Delaware limited liability company, its Member

					By:	Morgan Stanley Real Estate Advisor, Inc., a Delaware corporation, its Investment Advisor

						By:	/s/ Keith Fink
Name: Keith Fink
Title: Executive Director

TENANT:

DEL MONTE CORPORATION, a Delaware corporation

By:	/s/ John Stier
Print Name: John Stier
Its:	Director

By:
Print Name:
Its:

EXHIBIT A

EXPANSION SPACE

EXHIBIT B

WORK AGREEMENT

THIS WORK AGREEMENT (“Work Agreement”) is attached to and made a part of that certain Fourth Amendment to Lease (the “Fourth Amendment”) between PPF OFF ONE MARITIME PLAZA, LP, a Delaware limited partnership (“Landlord”), and DEL MONTE CORPORATION, a Delaware corporation (“Tenant”). All capitalized terms used but not defined herein shall have the respective meanings given such terms in the Fourth Amendment or the Lease (as defined in the Fourth Amendment). This Work Agreement shall set forth the terms and conditions relating to Tenant’s construction of the Tenant Improvements in the Expansion Space.

SECTION 1

LANDLORD’S WORK

1.1 Landlord’s Work.

1.1.1 Landlord, at its sole cost and expense, will perform the work necessary, using building-standard plans and finishes, to cause the path of travel to the Expansion Space, as well as the restrooms serving the Expansion Space, to comply with all Laws, including the Americans with Disabilities Act, Title 24 and corresponding state law provisions regarding accessibility (but not with respect to any compliance upgrades required that result from additional accessibility requirements, if any, arising from Tenant’s particular employees or Tenant’s particular use constituting a place of public accommodation, or Tenant’s proposed occupancy of the Expansion Space at a density level which is greater than that for which it is designed) in effect and as interpreted as of the Fourth Amendment Effective Date (as opposed to any differing Laws or differing interpretations of Laws in effect as of the date of Tenant’s performance of the Tenant Improvement Project (defined in Section 1.1.3 below) (the “Landlord Work”). Tenant shall be responsible for any alterations, additions or improvements required by Law to be made to or in the Expansion Space as a result of Tenant’s proposed Tenant Improvements, but will not be responsible for such work with respect to the remainder of Nine Maritime (except with respect to any compliance upgrades required that result from additional accessibility requirements, if any, arising from Tenant’s particular employees or Tenant’s particular use constituting a place of public accommodation, or from Tenant’s proposed occupancy of the Expansion Space at a density level which is greater than that for which it is designed), unless, with respect to the Tenant Improvement Project, such work is required by any Law (x) which was not in effect as of the Fourth Amendment Effective Date or (y) to the extent the same has been amended or whose interpretation by applicable authorities has been modified since the Fourth Amendment Effective Date. Tenant’s obligation to comply with Laws as a consequence of the performance of subsequent Alterations will be governed by the Lease.

1.1.2 Notwithstanding the provisions of Section 1.1.1 above, if, in the course of constructing the Tenant Improvements, Tenant discovers asbestos-containing sprayed on fireproofing material in the Expansion Space, Landlord shall perform the necessary removal or remedial action with respect to such asbestos-containing material. Tenant will be responsible for the removal of any other asbestos-containing materials which may be located in the Expansion Space (such as floor mastic or VAT). Tenant acknowledges that no penetration of the roof membrane of Nine Maritime (which is a transite paneling system) is permitted.

1.1.3 The parties acknowledge that Tenant initially intends to perform interior painting, carpet installation and the installation of telecommunication and data cabling in the Expansion Space prior to Tenant’s initial occupancy of the Expansion Space (the “Preliminary Work”), and, at some point thereafter, to potentially carry out a more extensive Tenant Improvement project in the Expansion Space as a separate project (the “Tenant Improvement Project”). For avoidance of doubt, both the Preliminary Work and the Tenant Improvement Project will constitute Tenant Improvements for the purposes of this Work Agreement. In connection therewith:

1.1.3.1 Tenant may apply the Allowance (defined below) towards the cost of the Preliminary Work and/or the Tenant Improvement Project;

1.1.3.2 Tenant expressly acknowledges that the work described in the final sentence of Section 4(a) of the Fourth Amendment (“Landlord’s HVAC Upgrade”) will not be completed by Landlord prior to the completion of the Preliminary Work. As an alternative, the parties have agreed that Landlord will perform Landlord’s HVAC Upgrade following Tenant’s initial occupancy of the Expansion Space at a time mutually agreed upon between Landlord and Tenant and concurrently with Tenant’s performance of the Tenant Improvement Project, provided that (a) Tenant must provide Landlord with notice of the date that Tenant desires to commence the Tenant Improvement Project at least one hundred twenty (120) days prior to the proposed date of commencement of the Tenant Improvement Project and (b) Tenant must vacate its employees from the Expansion Space for a period of approximately ninety (90) days, commencing as of the date immediately preceding the date of commencement of the Tenant Improvement Project (as amended by the Fourth Amendment), in order to allow Landlord to have access to the Expansion Space for the purpose of performing Landlord’s HVAC Upgrade (during such period, Tenant will have access to the Premises to carry out the Tenant Improvement Project so long as such work does not interfere with Landlord’s ability to carry out the HVAC Upgrade).

1.1.3.3 Tenant shall not be entitled to any abatement of Rent payable for the Expansion Space as a result of Tenant’s vacation of the Expansion Space for the purposes of allowing Landlord to perform Landlord’s HVAC Upgrade or construction of the Tenant Improvement Project, and waives any claims against Landlord arising out of Landlord’s performance of such work; and

1.1.3.4 Landlord has agreed to delay the performance of Landlord’s HVAC Upgrade at Tenant’s request. Tenant expressly acknowledges that if any component of the HVAC system serving 9 Maritime and/or the Expansion Space fails prior to the date upon which Landlord is able to complete Landlord’s HVAC Upgrade, Landlord shall have no liability under the Lease (as amended by the Fourth Amendment) or otherwise, as a result of such failure, and such failure shall not trigger any right to an abatement of Rent payable under the Lease (as amended by the Fourth Amendment), notwithstanding any provisions of the Lease to the contrary; Landlord agrees, however, to use reasonable efforts to perform such repairs as may be necessary to any such component as soon as reasonably possible in an effort to bring any such HVAC services back on line.

1.1.3.5 Notwithstanding the foregoing provisions of this Section 1.1.3, if, as of July 31, 2015, Tenant has not notified Landlord of Tenant’s intent to commence the Tenant Improvement Project, Landlord shall have the right, upon one hundred twenty (120) days’ prior written notice to Tenant, to commence Landlord’s HVAC Upgrade. In such event, Tenant shall cause its employees to vacate the Expansion Space as of the date set forth in Landlord’s notice of the date which immediately precedes the date of commencement of Landlord’s HVAC Upgrade and may reoccupy the Expansion Space following completion of Landlord’s HVAC Upgrade. Section 1.1.3.3 above will apply to Landlord’s performance Upgrade pursuant to this Section 1.1.3.5.

1.1.3.6 Notwithstanding the provisions of Section 2 of the Fourth Amendment, the Expansion Abatement Period shall be deemed to be the period commencing as of the Expansion Date (as determined pursuant to the provisions of Section 1 of the Fourth Amendment) and expiring as of March 31, 2014.

SECTION 2

TENANT IMPROVEMENTS

2.1 Construction of Tenant Improvements. The “Tenant Improvements” shall consist of any and all improvements and work to improve, alter and complete the Expansion Space for Tenant’s occupancy. Landlord acknowledges that Tenant desires to perform the Preliminary Work promptly following the Fourth Amendment Effective Date, and agrees that the Expansion Space shall be available for Tenant’s performance of the Preliminary Work promptly following the Fourth Amendment Effective Date. The Tenant Improvements shall be undertaken and prosecuted in accordance with the following requirements:

2.1.1 The Tenant Improvements shall be designed and constructed by Tenant in accordance with the Approved Working Drawings (defined below) and the terms of this Work Agreement. Tenant shall abide by the reasonable written rules established by Landlord or Landlord’s property manager with respect to the construction of the Tenant Improvements, the use of freight, loading dock and service areas, storage of materials, coordination of work with the contractors of other tenants. All construction drawings (defined below) prepared by the Architect (defined below) shall follow Landlord’s commercially reasonable CAD standards and requirements, which standards and requirements shall be provided to Tenant or the Architect upon request.

2.1.2 The Tenant Improvements shall be undertaken and performed at all times in accordance with all state, federal and local laws, regulations and ordinances, including without limitation all OSHA and other safety laws and with all applicable rules, orders, regulations and requirements of the California Board of Fire Underwriters and the California Fire Insurance Rating Organization or any similar body.

2.1.3 Landlord shall, within ten (10) business days after request by Tenant, provide Tenant with appropriate “path of travel plans” showing areas outside the Expansion Space, as required under applicable laws and codes. Tenant shall deliver to Landlord a copy of the final application for permit and issued permit for the construction of the Tenant Improvements prior to commencement of construction. Prior to the commencement of construction of any portion of the Tenant Improvements, Tenant shall have procured and paid for and exhibited to Landlord all permits, approvals and authorizations of all applicable governmental authorities. Landlord will use reasonable efforts to cooperate with Tenant in Tenant’s efforts to procure applicable construction permits.

2.1.4 Contractor (defined below) as well as all subcontractors, laborers, materialmen, and suppliers used by Tenant for the Tenant Improvements (such subcontractors, laborers, materialmen, and suppliers, and Contractor, referred to herein collectively as “Tenant’s Agents”) shall comply with Landlord’s written guidelines generally imposed on third party contractors including without limitation all insurance coverage requirements and the obligation to furnish appropriate certificates of insurance to Landlord prior to commencement of construction. Contractor and each of its subcontractors shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or Nine Maritime and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the applicable contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant shall give to Landlord any assignment or other assurances that may be necessary to effect such right of direct enforcement.

2.1.5 Tenant and Contractor shall use commercially reasonable efforts to hold weekly job meetings and shall provide Landlord with reasonable advance notice of such meetings and permit Landlord’s construction manager, at its election, to attend; said meetings may be attended by parties telephonically.

2.1.6 All of the relevant provisions of the Lease shall apply to any activity of Tenant, its agents and contractors, in the Expansion Space during the construction of the Tenant Improvements.

2.1.7 It shall be the responsibility of Tenant and Tenant’s contractors to remove all trash and debris from the Expansion Space on a regular basis and to break down all boxes and place all such trash and debris in the containers supplied for that purpose. If trash and debris are not removed on a regular basis by Tenant or Tenant’s contractors, then Landlord shall have the right to remove such trash and debris or have such trash and debris removed at the sole cost and expense of Tenant by deduction from the Allowance.

2.1.8 Following completion of the Tenant Improvements, Tenant shall cause any necessary Notice of Completion to be recorded in the office of the Recorder of San Francisco County in accordance with Section 3093 of the California Civil code or any successor statute, shall furnish a copy thereof to Landlord upon such recordation, and shall timely give all notices required pursuant to Section 3259.5 of the California Civil Code or any successor statute and will provide to Landlord:

(a) as-built drawings of the Expansion Space signed by Architect; Tenant shall cause the Architect and Contractor to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction and a certificate, in a form reasonably acceptable to Landlord, from Architect certifying that the construction of the Tenant Improvements have been substantially completed;

(b) CAD files of the improved space compatible with Landlord’s CAD standards;

(c) a final punchlist signed by Tenant;

(d) final and unconditional lien waivers from all contractors and subcontractors;

(e) signed copies of the permit or job card indicating passing of the final inspection; and

(f) a copy of all warranties, guaranties, and operating manuals and information relating to the Tenant Improvements.

The foregoing materials are referred to herein collectively as the “Close-out Package”. Should Tenant fail to provide complete CAD files compatible with Landlord’s standards as required herein, Landlord may cause its architect to prepare same and the cost thereof shall be reimbursed to Landlord by Tenant as additional Rent under the Lease within thirty (30) days of invoice therefor.

2.2 Preparation and Approval of Construction Drawings.

2.2.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect approved in writing by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) to prepare the Construction Drawings (the “Architect”). Landlord hereby approves STUDIOS Architecture as the Architect. Tenant shall, at its option, retain either engineering consultants designated by Landlord listed below or engineering consultants designated by Tenant and reasonably approved by Landlord (the “Building Consultants”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, sprinkler and riser work. The following are the engineering consultants designated by Landlord:

Structural:	Rivera Consulting Group, Inc.

MEP:	Glumac, Inc.

Life Safety:	Pacific Auxiliary Fire Alarm (design and supply devices), Paganini Electric (installation)

Sprinkler:	RLH, Pribuss or Ayoob & Perry

Air Balancing:	RS Analysis Inc., Circo Systems Balancing Inc.

Riser Management:	Montgomery Technologies

If Tenant wishes to engage Building Consultants other than those designated by Landlord, Tenant may do so subject to Landlord’s approval, which shall not be unreasonably withheld, or delayed (it being acknowledged that Landlord’s approval will not be deemed unreasonably withheld if Landlord, reasonably and in good faith, determines that any such proposed Building Consultant does not have sufficient skill, expertise or experience in performing similar work in similar first class buildings, does not have sufficient insurance coverage or if Landlord has previously experienced difficulties or disputes with the suggested Building Consultant).

The plans and drawings to be prepared by Architect and the Engineers hereunder shall be referred to collectively as the “Construction Drawings”. Tenant and Architect shall verify, in the field, the dimensions and conditions of the Premises, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith, other than Landlord’s obligation to complete the Landlord Work. Landlord’s review of the Construction Drawings as set forth herein shall not imply Landlord’s review of the same for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

2.2.2 Space Plan. Tenant shall supply Landlord with four (4) copies of its final space plan for the Expansion Space, each signed by Architect and approved by Tenant. The final space plans (collectively, the “Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord’s approval of Tenant’s draft Space Plan shall not be unreasonably withheld, conditioned or delayed. Landlord shall respond to Tenant’s submission of the draft Space Plan within five (5) business days following Tenant’s submission. If Landlord disapproves Tenant’s Space Plan, Landlord shall specify in reasonable detail, within such five (5) business day period, the basis of such disapproval and the changes necessary to obtain Landlord’s approval of the Space Plan. Thereafter, Tenant may revise and re-submit its draft Space Plan to Landlord, which Landlord will review and respond to within five (5) business days. This process shall continue until the Space Plan has been approved in writing by Landlord.

2.2.3 Final Working Drawings. After the Space Plan has been approved by Landlord, Tenant shall supply the Building Consultants with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Expansion Space, to enable the Building Consultants and the Architect to complete the Final Working Drawings (defined below) in the manner as set forth below. Tenant shall cause Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, not to be unreasonably withheld, conditioned or delayed. Tenant shall supply Landlord with four (4) copies of such Final Working Drawings, each signed by Architect and approved by Tenant. Landlord’s approval of Tenant’s Final Working Drawings shall not be unreasonably withheld, conditioned or delayed. Landlord shall respond to Tenant’s submission of the Final Working Drawings within ten (10) business days following Tenant’s submission. If Landlord disapproves Tenant’s Final Working Drawings, Landlord shall specify in reasonable detail, within such ten (10) business day period, the basis of such disapproval and the changes necessary to obtain Landlord’s approval of the Final Working Drawings. Thereafter, Tenant may revise and re-submit its draft Final Working Drawings to Landlord, which Landlord will review and respond to within ten (10) business days. This process shall continue until the Final Working Drawings have been approved in writing by Landlord.

2.2.4 Permits. The Final Working Drawings as approved by Landlord, including any changes thereto approved by Landlord (to the extent Landlord’s approval is required hereunder), are referred to herein as the “Approved Working Drawings”. After approval of the Approved Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Tenant Improvements; obtaining the same shall be Tenant’s responsibility. However, Landlord will promptly cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No material changes, modifications or alterations to the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; in the event that Tenant so requests any changes, modifications or alterations to the Approved Working Drawings, Landlord will review and respond to any suggested changes as promptly as practicable, but in any event within the time period described in Section 2.2.3 above.

2.3 Contractor. Tenant may competitively bid the Tenant Improvements to several mutually acceptable and qualified union labor contractors to act as the General Contractor to perform the Tenant Improvements (“Contractor”). BCCI, Hathaway Dinwiddie, Turner, GCI and DPR are approved by Landlord as qualified entities to serve as Contractor; the foregoing list is not an exclusive list of potentially acceptable Contractors and Tenant may suggest additional proposed Contractors to Landlord for Landlord’s approval. Landlord’s approval of such entities shall not be unreasonably withheld, conditioned or delayed, provided that Landlord may withhold its consent to any general contractor who is not union-affiliated. All of Tenant’s Agents shall be licensed in the State of California, capable of being bonded and union-affiliated in compliance with all then existing master labor agreements.

2.4 Construction Contract; Excess Costs. Tenant shall execute a construction contract and general conditions with Contractor, substantially in the form of an industry standard AIA form contract or another standard construction contract form typically used by Tenant (the “Contract”). Prior to the commencement of the construction of the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs anticipated to be incurred or which have been incurred, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or Contractor, which costs form a basis for the amount of the Contract. In the event that the costs relating to the design and construction of the Tenant Improvements shall be in excess of the Allowance (defined below), any such additional costs (except to the extent resulting from Landlord Delays, as defined below) shall be paid by Tenant out of its own funds on a pro rata basis (i.e., a proportional amount of each payment to the Contractor shall be made by Tenant), but Tenant shall continue to provide Landlord with the documents described in this Work Agreement, above, for Landlord’s approval.

2.5 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same, and, provided further that such inspection is solely for the purpose of determining whether or not the Tenant Improvements are being constructed in strict accordance with the Approved Working Drawings. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall promptly notify Tenant in writing of such disapproval and shall specify the items disapproved and the basis for such disapproval, provided that Landlord shall only disapprove any portion of the Tenant Improvements to the extent that same materially deviate from the Approved Working Drawings. Any material defects or material deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might immediately or materially adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of Nine Maritime, the structure or exterior appearance of Nine Maritime, and if Tenant fails to correct such matter within five (5) business days following written notice from Landlord, Landlord may take such action as Landlord reasonably deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter.

2.6 Allowances; Credits; Disbursement. Tenant shall be entitled to a tenant improvement allowance (the “Allowance”) in the amount of $[***]* (i.e., $[***]* per rentable square foot of the Expansion Space). Except with respect to Landlord’s obligation to complete the Landlord Work, in no event will Landlord be obligated to make disbursements pursuant to this Work Agreement in a total amount that exceeds the Allowance. In addition to the Allowance, Landlord will provide a separate allowance to Tenant to be applied towards the cost of painting, patching and/or replacing ceiling tiles in the Expansion Space, up to a maximum of [***]* ($[***]*). Any portion of the Allowance which has not been the subject of a disbursement request by Tenant in accordance with the provisions of Section 2.6.2 below as of December 31, 2015, shall irrevocably be deemed to be waived by Tenant.

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

2.6.1 Allowance Items. Except as otherwise set forth in this Work Agreement, the Allowance shall be disbursed by Landlord in accordance with the terms of this Work Agreement for the following items and costs (collectively, the “Allowance Items”): (i) the cost of all materials and labor to complete the Tenant Improvements, (ii) payment of the fees and charges of the Architect and the Engineers, (iii) payment for the preparation of the Final Space Plan and Approved Working Drawings, (iv) the cost of obtaining any and all permits for the construction of the Tenant Improvements; (v) the cost of any changes to the Approved Working Drawings or Tenant Improvements required by applicable building codes (collectively, the “Code”), (vi) the fees of Tenant’s project manager, (vii) the cost of signage, (viii) costs of telecommunications and data cabling and security systems, (ix) Landlord’s construction supervision fee described in Section 2.7.1 below and other costs and expenses payable to Landlord as set forth in this Work Agreement, including Section 2.7 below, (x) any other costs associated with the design and construction of improvements to the Expansion Space and (xi) Base Rent payable for the Expansion Space immediately following the Expansion Abatement Period (provided, however, that Tenant shall not be entitled to apply in excess of $[***]* per rentable square foot of the Expansion Space (i.e., $[***]* toward Base Rent payable for the Expansion Space).

2.6.2 Disbursement of Allowance. Landlord shall make monthly disbursements of the Allowance and shall authorize the release of monies as follows:

(a) Each calendar month Tenant may deliver to Landlord: (i) a request for payment from Contractor, approved by Tenant, in a customary form to be provided or approved by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements detailing the portion of the work completed and the portion not completed, and/or one or more invoices, approved by Tenant, for Allowance Items other than costs of the Tenant Improvements; (ii) invoices from all of Tenant’s Agents for labor rendered and materials delivered to the Expansion Space; (iii) executed unconditional mechanic’s lien releases from all of Tenant’s Agents which shall substantially comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d), or conditional releases if appropriate; and (iv) all other information reasonably requested in good faith by Landlord. Within thirty (30) days thereafter, Landlord shall deliver a check made payable to Tenant, or a check or checks made payable to another party or parties as requested by Tenant, in payment of the lesser of: (A) the amounts so requested by Tenant, less a ten percent (10%) retention as to payments to Contractor (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Allowance (not including the Final Retention), provided that, if Landlord, in good faith, disputes any item in a request for payment based on non-compliance of any work with the Approved Working Drawings or due to any substandard work and delivers a written objection to such item setting forth with reasonable particularity Landlord’s reasons for its dispute (a “Draw Dispute Notice”) within five (5) business days following Tenant’s submission of such draw request, Landlord may

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

deduct the amount of such disputed item from the payment. Landlord and Tenant shall, in good faith, endeavor to resolve any such dispute with diligence and dispatch. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

(b) If and to the extent that Landlord fails to fund any monthly disbursement of the Allowance within thirty (30) days following Tenant’s submission to Landlord of a draw request containing all of the materials and information require pursuant to Section 2.6.2 (subject to Landlord’s right to deduct amounts specified in a timely Draw Dispute Notice), Tenant shall be entitled to fund the amount set forth in Tenant’s draw request and deduct the same, together with interest at the Interest Rate, from Rent next due and payable by Tenant under the Lease, provided that Tenant will concurrently deliver notice to Landlord of the amount so funded by Tenant. Additionally, if and to the extent that Landlord’s failure to timely fund a monthly disbursement of the Allowance causes Tenant to incur any additional penalty or fee payable to Contractor, Landlord will be responsible for such penalty or fee (and Tenant will similarly have the right to offset such penalty or fee, together with interest at the Interest Rate, against Rent payable under the Lease). If and to the extent that Landlord timely delivers any Draw Dispute Notice, Landlord shall nevertheless be obligated to fund the portion of such draw request, if any, which Landlord has not duly disputed, and Tenant shall only be entitled to fund the undisputed amount of such draw request to the extent Landlord fails to so fund such amount. If Tenant commences to offset unfunded draw amounts (or any penalty or fee payable to Contractor as described above) pursuant to the provisions of this Section 2.6.2(b), Landlord shall have the right, at any time, to pay to Tenant all or any portion of the then-unfunded amount and accrued interest, in which event Tenant shall have no further right to continue such offset with respect to the amount so paid.

(c) Upon Substantial Completion of the Tenant Improvements, Landlord shall deliver to Tenant a check to Tenant made payable to Tenant, or a check or checks made payable to another party or parties as requested by Tenant, in the amount of the Final Retention, less an amount equal to one hundred fifty percent (150%) of the estimated cost of the punch list items remaining to be completed as determined by Landlord and Tenant (the “Punch List Retention”). The Punch List Retention shall be paid by Landlord to Tenant promptly following the completion of construction of the Tenant Improvements and Landlord’s receipt of the Close-Out Package.

2.7 Construction Management Fee; Other Expense paid to Landlord.

2.7.1 Supervisory Fees. To insure the quality and integrity of the construction process, Landlord shall have the right to deduct from the Allowance the amount set forth in Section 18(a) of the Original Lease (the “Supervisory Fee”) in connection with the oversight and coordination of the Tenant Improvements (which for purposes of determining any fee based on a percentage of the cost of work only, shall be deemed “Alterations”), which will be deducted from the Allowance in monthly installments; provided in no event will the Supervisory Fee (exclusive of any review costs under Section 2.7.2 below) exceed [***]* percent ([***]*%) of the cost of the design, permitting and construction of the Tenant Improvements.

2.7.2 Other Expenses. If Tenant selects a substitute professional other than those specified in Section 2.2.1 above, in addition to the Supervisory Fee, Tenant shall pay the actual third party consultant fees incurred by Landlord to review any plans and specifications or work performed by any professional other than the Building Consultants listed in Section 2.2.1.

2.8 Miscellaneous.

2.8.1 Indemnity. Tenant’s shall indemnify, defend and hold Landlord harmless from and with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Expansion Space, except to the extent attributable to the negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors.

2.8.2 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if a Default has occurred at any time on or before the Substantial Completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Allowance to the extent of damages suffered by Landlord resulting from such Default, and (ii) all other obligations of Landlord under the terms of this Work Agreement shall be forgiven until such time as such Default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements caused by such inaction by Landlord).

2.8.3 Tenant’s Representative. Tenant has designated John Stier, as its sole representative with respect to the matters set forth in this Work Agreement, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Agreement, unless Tenant provides Landlord with written notice to the contrary.

2.8.4 Landlord’s Representative. Landlord has designated Stacia Keisner, General Manager, CB Richard Ellis, Inc., as its sole representative with respect to the matters set forth in this Work Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Agreement.

2.8.5 Time of the Essence. Time is of the essence in all matters under this Work Agreement in which time is a factor. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

2.8.6 Freight Elevators and Utilities. Landlord shall, consistent with its obligations to other tenants of Nine Maritime, make the freight elevator, loading docks (for loading and unloading only, no parking of vehicles) and bathrooms (in the basement level) in Nine Maritime reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises at no additional charge to Tenant. Landlord shall provide , access to Tenant for water, electricity, HVAC and other utilities reasonably required in connection with constructing, decorating, furnishing and moving into the Premises at no additional charge to Tenant and Tenant’s consumption of such utilities during the construction of the Tenant Improvements will be at no charge to Tenant.

EXHIBIT C

DISABILITY ACCESS OBLIGATIONS UNDER

SAN FRANCISCO ADMINISTRATIVE CODE CHAPTER 38

Before you, as the Tenant, enter into the lease document to which this Exhibit is attached (whether a new lease or an amendment to an existing lease) with us, the Landlord, for premises in the building located in San Francisco, CA and more particularly described in the Fourth Amendment to Lease (the “Property”), please be aware of the following important information about the Lease:

You May Be Held Liable for Disability Access Violations on the Property. Even though you are not the owner of the Property, you, as the Tenant, as well as the Property owner, may still be subject to legal and financial liabilities if the leased Property does not comply with applicable Federal and State disability access laws. You may wish to consult with an attorney prior to entering into the lease document to make sure that you understand your obligations under Federal and State disability access laws. The Landlord must provide you with a copy of the Small Business Commission Access Information Notice under Section 38.6 of the Administrative Code in your requested language; a copy of such Notice is attached hereto in satisfaction of such obligation. For more information about disability access laws applicable to small businesses, you may wish to visit the website of the San Francisco Office of Small Business or call 415-554-6134.

The Lease Must Specify Who Is Responsible for Making Any Required Disability Access Improvements to the Property. Under the laws of the City of San Francisco, the lease must include a provision in which you, the Tenant, and the Landlord agree upon your respective obligations and liabilities for making and paying for required disability access improvements on the leased Property. The Lease must also require you and the Landlord to use reasonable efforts to notify each other if they make alterations to the leased Property that might impact accessibility under Federal and State disability access laws. You may wish to review those provisions with your attorney prior to entering the lease to make sure that you understand your obligations under the Lease.

PLEASE NOTE: The Property may not currently meet all applicable construction-related accessibility standards, including standards for public restrooms and ground floor entrances and exits.

By signing below, each party confirms that it has read and understood this Notice.

LANDLORD:		TENANT:

By:	/s/ Keith Fink	By:	/s/ John Stier
Name:	Keith Fink	Name:	John Stier
Title:	Executive Director	Title:	Director

LOW BARRIERS [illegible]

A. Service Counter Height and Visibility
A portion specified by local codes of the counter must be between 28"-34" above the floor.

B. Path of Travel Clearance
All aisles to public areas must be at least 36" wide and remain unobstructed.

C. Door Clearance
The pull side of doors must have a clearance specified by local codes.

D. Door Hardware
All doors must be operable without [illegible] pinching or grasping.

A.
service counter is too high for customers in wheelchair
B.
objects placed in required path of travel
30"
C.
main entrance
object placed in required door clearance space
D.
door knob is not operable without pinching or grasping

MEDIUM BARRIERS [illegible]

A. Step at Entrance
The entrance must be accessible for occupants in wheelchairs, with sloping and clearance requirements specified by local codes.

B. Restroom Vanity Clearance
The sink must provide knee clearance specified by local codes.

C. Undersized Path of Travel
All aisles to public areas must be at least 36" wide.

D. No Accessible Seating
A portion specified by local codes of seating must be accessible.

A.
step at main entrance
B.
sink does not provide required knee clearance
C.
undersized hallway/ path of travel
30"
D.
fixed seating at a tall counter

HIGH BARRIERS [illegible]

A. Multiple Steps at Entrance
The entrance must be accessible for occupants in wheelchairs, with sloping and clearance requirements specified by local codes.

B. Steps in Dining/Customer Space
Public spaces must be accessible for occupants in wheelchairs, see note A.

C. Undersized or Lack of Restroom
The correct number of accessible restrooms must be provided.

D. Ramp Exceeds Maximum Slope Allowed
[illegible]

A.
multiple steps at main entrance
B.
steps in dining space
object in path of travel
C.
plan diagram of undersized restroom
undersized restroom with missing fixtures & grab bars
24"
D.
ramp exceeds maximum allowed slope

ADA COMPLIANCE [illegible]

A. Compliant Entry
The entrance is accessible by stairs and a compliant ramp.

B. Path of Travel Clearance
All aisles to public areas, including [illegible] are at least 36" wide and [illegible].

C. Compliant Counters
[illegible] counters between 28"-34" above the floor.

D. Compliant Restroom
The accessible restroom has the required [illegible] and clearances.

A.
B.
C.
D.
plan diagram of accessible restroom

COMMON MISCONCEPTIONS

I am exempt from compliance or "grandfathered"
The answer is "NO." [illegible] "readily achievable" [illegible] "grandfathered" [illegible]

I am exempt since my building has historic designation
[illegible]

Settling the lawsuit will relieve me of my responsibilities
[illegible]

Tenant vs. Landlord (Owner)
The federal ADA [illegible] Effective January 1, 2012, San Francisco [illegible] 7,500 square feet [illegible] July 1, 2013, [illegible] (CASp). [illegible]